As filed with the Securities and Exchange Commission on December 30, 2020

Registration No. 333-148951

Registration No. 333-183069

Registration No. 333-208003

Registration No. 333-214906

Registration No. 333-226009

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-148951)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-183069)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-208003)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-214906)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-226009)

UNDER

THE SECURITIES ACT OF 1933

APPROACH RESOURCES INC.

(Exact name of registrant as specified in its charter)

Delaware	51-0424817
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Ridgmar Centre 6500 West Freeway, Suite 900 Fort Worth, Texas	76116
(Address of Principal Executive Offices)	(Zip Code)

APPROACH RESOURCES INC. 2007 STOCK INCENTIVE PLAN

APPROACH RESOURCES INC. 2018 LONG TERM INCENTIVE PLAN

(Full title of the plan)

Joshua E. Dazey

Executive Vice President - Legal

Approach Resources Inc.

One Ridgmar Centre

6500 West Freeway, Suite 900

Fort Worth, Texas 76116

(Name and address of agent for service)

(817) 989-9000

(Telephone number, including area code, of agent for service)

Copy to:

Jessica W. Hammons

Thompson & Knight LLP

One Arts Plaza

1722 Routh Street, Suite 1500

Dallas, Texas 75201-2533

(214) 969-1700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments No. 1 (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Approach Resources Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”):

1.

Registration Statement on Form S-8 (File No. 333-148951), filed with the SEC on January 30, 2008, pertaining to the registration of 2,477,841 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), under the Approach Resources Inc. 2007 Stock Incentive Plan (as amended, the “Stock Incentive Plan”);

2.

Registration Statement on Form S-8 (File No. 333-183069), filed with the SEC on August 3, 2012, pertaining to the registration of 1,976,226 additional shares of Common Stock under the Stock Incentive Plan in connection with an amendment to the Stock Incentive Plan which was approved by the stockholders of the company on May 31, 2012;

3.

Registration Statement on Form S-8 (File No. 333-208003), filed with the SEC on November 13, 2015, pertaining to the registration of 2,050,000 additional shares of Common Stock under the Stock Incentive Plan in connection with an amendment to the Stock Incentive Plan which was approved by the stockholders of the Company on June 2, 2015;

4.

Registration Statement on Form S-8 (File No. 333-214906), filed with the SEC on December 5, 2016, pertaining to the registration of 3,000,000 additional shares of Common Stock under the Stock Incentive Plan in connection with an amendment to the Stock Incentive Plan which was approved by the stockholders of the Company on June 2, 2016; and

5.

Registration Statement on Form S-8 (File No. 333-226009), filed with the SEC on June 29, 2018, pertaining to the registration of 7,917,407 shares of Common Stock under the Approach Resources Inc. 2018 Long Term Incentive Plan (the “Long Term Incentive Plan” and collectively with the Stock Incentive Plan, the “Plans”).

On November 18, 2019, the Company and all of its subsidiaries filed voluntary petitions seeking relief under chapter 11 (“Chapter 11”) of Title 11 of the U.S. Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Court”) under the caption In re Approach Resources Inc., et al., Case No. 19-36444 (Bankr. S.D. Tex.) (the “Chapter 11 Cases”). On September 14, 2020, the Court entered an Order Approving (a) The Sale of Substantially All of the Debtors’ Assets Free and Clear of All Liens, Claims, Encumbrances and Interests; and (b) The Assumption and Assignment of Certain Contracts and Unexpired Leases [Dkt. No. 605], pursuant to which the Court approved the sale of substantially all of the Company’s assets to Zarvona III-A, L.P. pursuant to that certain Asset Purchase Agreement (the “Asset Purchase Agreement”) dated as of September 3, 2020. The transactions contemplated by the Asset Purchase Agreement closed September 30, 2020. On October 30, 2020, the Company filed the Joint Plan of Liquidation of Approach Resources Inc. and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Dkt. No. 643], and subsequently filed the First Amended Joint Plan of Liquidation of Approach Resources Inc. and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Dkt. No. 661] on November 9, 2020 and the Second Amended Plan of Liquidation of Approach Resources Inc. and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Dkt. No. 670] (the “Plan”) on November 12, 2020. On December 16, 2020, the Court entered an order (the “Confirmation Order”), pursuant to which the Court approved and confirmed the Plan, as amended by the Confirmation Order as applicable.

In connection with the Chapter 11 Cases, the Company has terminated any and all offerings of its Common Stock pursuant to the Registration Statements and is no longer issuing Common Stock under the Plans. In accordance with the undertaking made by the Company in the Registration Statements to remove from registration, by means of these Post-Effective Amendments, any of the securities that had been registered which remain unsold at the termination of the offerings, the Company hereby removes from registration all of such securities registered under the Registration Statements which remain unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities registered under the Registration Statements which remain unsold as of the date hereof, and the Company hereby terminates the effectiveness of such Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on December 30, 2020.

APPROACH RESOURCES INC.

By:	/s/ Sergei Krylov
Sergei Krylov
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements have been signed below by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/s/ Sergei Krylov Sergei Krylov	President and Chief Executive Officer (Principal Executive Officer)	December 30, 2020

/s/ Ian Shaw Ian Shaw	Executive Vice President – Finance and Accounting (Principal Financial and Accounting Officer)	December 30, 2020

/s/ James C. Crain James C. Crain	Director and Chairman of the Board	December 30, 2020

/s/ Vean J. Gregg III Vean J. Gregg III	Lead Independent Director	December 30, 2020

/s/ Alan D. Bell Alan D. Bell	Director	December 30, 2020

/s/ Matthew R. Kahn Matthew R. Kahn	Director	December 30, 2020